SCI SYSTEMS, INC.
                       ANNUAL INCENTIVE COMPENSATION PLAN
                                       FOR
                            SENIOR EXECUTIVE OFFICERS

                                 I. INTRODUCTION

         1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of SCI Systems, Inc. (the "Company") and its Affiliates (as defined below) and to provide the employees of the Company with incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that the bonuses paid hereunder to eligible participants, is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

         1.2. Description. This Plan is the means by which the Committee shall determine annual incentive bonuses and effect and implement awards for participating employees hereunder.

                                 II. DEFINITIONS

         As used in this Plan, the following terms shall have the following meanings:

         "Affiliate" means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

         "Annual Incentive Bonus" means the bonus payable with respect to a fiscal year of the Company determined in accordance with Article 5 hereof.

         "Base Compensation" means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Change in Control" means:


(1) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act) as modified and used in Section 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries,
     (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any corporation owned, directly or indirectly, by the stockholders of the Company is substantially the same proportions as their ownership of the company's common stock or (5) any of its subsidiaries and any investment funds managed by it or any of its subsidiaries is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding voting securities;


(2) during any period of not more than two consecutive years, not including any period prior to the effective date of this Plan, individuals who at the beginning of such period constituted the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or
     (4) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which (A) would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and (B) no person acquires 30% or more of the combined voting power of the Company's or such surviving or parent entity's then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).


         "Committee" means the Compensation Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. .

         "Participant" means an employee of the Company or any Affiliate meeting the requirements of Article 2 hereof, who is selected to participate in the Plan by the Committee.

         "Performance Measures" means the criteria and objectives, established by the Committee. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the award, upon payment, to be nondeductible pursuant to Section 162(m) of the Code. Such criteria and objectives may include one or more of the following: revenue growth rate, growth in earnings per share, return on net assets (defined as EBIT divided by net assets), cash return on assets, operating return on assets, return on invested capital, return on capital employed, return on equity, or any combination of the foregoing. If the Committee desires that compensation payable pursuant to any award subject to Performance Measures be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Performance Measures (i) shall be established by the Committee no later than the end of the first quarter of the applicable period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard. Before any award is paid to any holder or an award subject to Performance Measures under this Plan, the Committee shall certify in writing that the applicable Performance Measures were in fact satisfied.

         "Plan" means the SCI Systems, Inc. Annual Incentive Compensation Plan for Senior Executive Officers, as in effect and as amended from time to time.

                               III. ADMINISTRATION

         The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

                                IV. PARTICIPATION

         Each  employee  of the Company  holding a position  of Chief  Executive
Officer,   President,  Chief  Operating  Officer,  Chief  Financial  Officer  or
Executive Vice President shall be eligible to receive awards under the Plan.

                            V. ANNUAL INCENTIVE BONUS

         5.1. Establishment of Performance Goals. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the Performance Measures for the payment of individual awards under the Plan.


         5.2. Annual Incentive Bonus. The Committee may establish percentages of each eligible Participant's Base Compensation to be paid as an Annual Incentive Bonus under this Article 5 upon the attainment of the Performance Measures. After establishing the percentages of Base Compensation to be paid as an Annual Incentive Bonus under this Article 5 for a fiscal year, the Committee may reduce, but not increase, by up to 25% of the amount of the Annual Incentive Bonus which would have otherwise been payable to a Participant based upon the Committee's determination of the performance of such Participant for such fiscal year in other qualitative goals established by the Committee from time to time. In no event shall the amount of the Annual Incentive Bonus payable to any Participant attributable to a fiscal year exceed $4,500,000

         5.3.  Determination  of  Achievement  of Performance  Measures.
The Committee shall certify the level of achievement of the Performance Measures as soon as practical after the end of the fiscal year for which the determination is being made.

         5.4.     Payment of Annual Incentive Bonus.


         (a) As soon as practical after the expiration of each fiscal year of the Company, Participants who remained employed until the last day of the fiscal, shall be entitled to receive the Annual Incentive Bonus determined in accordance with this
                  Article 5. A participant who during the year died or became disabled shall be entitled to a prorated Annual Incentive Bonus based on the number of months and partial months elapsed during such fiscal year. Payment of Annual Incentive Bonuses shall be made in cash.

         (b) Notwithstanding the provisions of Subsection (a) hereof, in the event of a Change of Control, all Participants who are employed as of the date of the Change of Control shall be entitled to an Annual Incentive Bonus determined in accordance with this Subsection (b), to be paid as soon as practical following the date of the Change of Control. In determining the amount of the Annual Incentive Bonus payable pursuant to this Subsection (b), the actual achievement of the Company for the twelve months ending on the last day of the fiscal quarter ending prior to the date of the Change of Control shall be measured against the Performance Measures applicable to the fiscal year in which the Change of Control occurs.

        (c) The Committee may, in its discretion, institute a program allowing Participants to defer the receipt of all or a portion of their Annual Incentive Bonus otherwise payable under Subsection (a) of this Section.

         5.5. Participants Rights Unsecured.   The right of any  Participant to
receive Annual Incentive Bonus under the Plan shall constitute an unsecured claim against the general assets of the Company.

         5.6 Withholding Taxes. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.

                             VI. GENERAL PROVISIONS

         6.1. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.


         6.2. Designation of Beneficiary. Each Participant who defers receipt of all or a portion of any Annual Bonus under the Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant's death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the plan administrator and shall not be effective until received by the plan administrator. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no such spouse shall survive the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.

         6.3.     Miscellaneous.
                  -------------

                  (a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

                  (b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

                  (c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

                  (d) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

                  (e) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.


                  (f) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.




                                                     SCI SYSTEMS, INC.



Dated:                         By:
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Attest:
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